250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Dori McDannold Tel: (518) 415-4313

FOR IMMEDIATE RELEASE

Arrow Financial Corporation to Hold Virtual-Only Annual Meeting of Shareholders
GLENS FALLS, N.Y. (April 23, 2020) - Arrow Financial Corporation (NasdaqGS® - AROW) announced that its 2020 Annual Meeting will take place virtually this year due to public health concerns related to COVID-19. Shareholders may participate online or by phone. The in-person portion of the meeting is canceled for the health and well-being of all involved.
The previously announced date of the meeting remains the same, although the time has changed, as noted below. To participate, shareholders must initially register online by Sunday, May 3, using the Registration Link below.

•	Meeting Date/Time: Wednesday, May 6, 2020, at 4 p.m. EDT

•	Advance Registration Required: In order to attend, shareholders must pre-register by Sunday, May 3, 2020, at 11:59 p.m. EDT at http://viewproxy.com/ArrowFinancial/2020/

•	Meeting Access: On the day of the meeting, please visit http://viewproxy.com/ArrowFinancial/2020/VM

Instructions on how to attend and participate in the Annual Meeting virtually or by phone can be found at: http://viewproxy.com/ArrowFinancial/2020/. Please also refer to the Company's supplemental proxy materials filed today with the Securities and Exchange Commission for additional information regarding how shareholders may access, vote and participate in the virtual-only Annual Meeting.
The Company expects its use of a virtual-only meeting format to be a one-time occurrence in light of COVID-19 concerns.
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About Arrow: Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include Upstate Agency, LLC and North Country Investment Advisers, Inc.
Safe Harbor Statement: The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future, including, in particular, statements regarding the uncertainty surrounding the COVID-19 pandemic. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10- K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission.

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